Phillips Edison & Company Announces
Appointment of Parilee Edison Wang to Board
of Directors

CINCINNATI - June 29, 2023 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”), one of the nation’s largest owners and operators of grocery-anchored omni-channel neighborhood shopping centers, today announced that its Board of Directors (the “Board”) has appointed Parilee Edison Wang to serve as a director, effective immediately. Ms. Wang has a diverse background and brings more than 15 years of data-driven business development experience.
Since February 2023, Ms. Wang, age 37, has served as the Chief Product Officer of Alloy, a global identity risk decisioning platform that helps banks and fintech companies automate their decisions for onboarding, ongoing monitoring and credit underwriting. From March 2022 to February 2023, Ms. Wang served as the Head of Product of Alloy. Prior to joining Alloy, Ms. Wang was with Bread Finance (now Bread Financial), where she served as Senior Vice President and Head of Product from June 2020 to February 2022. As a member of the senior leadership team, Ms. Wang drove the product vision and execution that led to the successful sale of Bread Finance to Alliance Data Systems in December 2021 for approximately $450 million. Ms. Wang additionally held roles at Bread Finance of Vice President and Head of Product from May 2019 to June 2020 and Senior Director and Head of Product from January 2018 to May 2019. From 2012 to 2018, Ms. Wang was with OnDeck Capital Inc. where she held various positions, ending as Senior Director, Product Management. In that role, Ms. Wang led new product development and global expansion efforts, contributing to OnDeck's approximately $1.3 billion initial public offering in December 2014. From 2008 to 2011, Ms. Wang served as Manager, Digital Business Development of Barnes & Noble.com. Ms. Wang holds a Bachelor of Arts in international relations from Stanford University, where she graduated Phi Beta Kappa with Distinction, and a Master of Business Administration from Harvard Business School where she was a Baker Scholar.
In determining that she should serve as a director, the Board considered Ms. Wang’s banking and financial technology sector experience, data-driven business development expertise, business start-up expertise, educational excellence, integrity, judgment, leadership skills and passion for supporting PECO’s core values while protecting the long-term interests of shareholders. After Ms. Wang’s appointment comes into effect, PECO’s total number of directors will be eight, of whom three are female (38% of the Board), and the average age of the Board will decrease to 57 years.
“Parilee brings diverse knowledge and experience, especially in the areas of finance, technology and business development, that will further strengthen and diversify the perspectives and expertise of our Board, and we are very excited to welcome her,” said Leslie Chao, Lead Independent Director of the Board. “Parilee’s appointment is part of the Board’s ongoing goal to further expand and diversify its composition."
Ms. Wang is the daughter of PECO’s Co-founder, Chairman and Chief Executive Officer, Jeff Edison. Ms. Wang will be a non-independent member of the Board and is not expected to be appointed to any committee of the Board.
About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons, and Ahold Delhaize. As of March 31, 2023, PECO managed 295 shopping centers, including 275 wholly-owned centers comprising 31.5 million square feet across 31 states, and 20 shopping centers owned in one institutional joint venture. PECO is exclusively focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.
Investors:
Kimberly Green, Vice President of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements include but are not limited to statements about the Company’s future board composition. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including the risk factors and other risks and uncertainties described in the Company’s 2022 Annual Report on Form 10-K, filed with the SEC on February 21, 2023, as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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